Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 1, 2005 (the “Effective Date”), by and between CyOptics, Inc. a Delaware corporation (the “Company”), and Ettore J. Coringrato, Jr. (the “Executive”).

RECITALS

WHEREAS, the Executive is currently serving as the Company’s Vice President of Business Development;

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of February 19, 2003 (the “Prior Agreement”);

WHEREAS, the Company desires to retain Executive as an employee of the Company and Executive desires to be retained in that capacity on the terms and conditions set forth herein;

WHEREAS, the Executive and the Company have entered into a Stock Option Agreement dated May 22, 2003 whereby the Executive has been granted an option to purchase up to 250,000 shares of the Company’s Common Stock (the “May 2003 Option”); and

WHEREAS, the Executive and Company desire to expand the scope of the Executive’s role at the Company pursuant to the terms hereof and to replace and supersede the terms of the Prior Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

ARTICLE I

Term of Agreement

1.1           Term. Unless Executive’s employment hereunder is terminated earlier pursuant to Article V of this Agreement, Executive’s employment hereunder shall begin on the Effective Date and continue for an unspecified period (the “Employment Term”) on an “at will” basis meaning that either Executive or the Company will be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause (defined below), subject to the provisions of this Agreement. Any contrary representations or agreements relating to the subject matter hereof that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company with respect to the matters hereof, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

Confidential

ARTICLE II

Position, Duties and Place of Employment

2.1           Position. The Executive shall hereafter be employed as the President and Chief Executive Officer of the Company.

2.2           Duties. In the performance of all of his responsibilities as President and Chief Executive Officer hereunder, the Executive shall be subject to all of the Company’s policies, rules and regulations applicable to its employees of comparable status, shall report directly to, and be subject to the direction and control of, the Board of Directors of the Company (the “Board”), and shall perform such duties as shall reasonably be assigned to him by the Board and are consistent with those duties assigned employees of comparable status. The Executive’s duties shall include, but not be limited to the (i) setting of the overall strategy and vision for the organization, (ii) communication with current customers and development of new customers, (iii) supervision of the senior management team, (iv) recommendation of the yearly budget for Board approval and management of the organization’s resources within those budget guidelines, (v) communication with overall organization of business directions, priorities and progress/results, (vi) setting of the culture of the organization in support of business objectives, (vii) management of the human resources of the Company according to authorized personnel policies and procedures, (viii) support of the operation and administration of the Company’s Board , and (vix) presentation of the Company and its mission, programs, products and services in a strong, positive image to customers, strategic partners, industry analysts, and other relevant stakeholders. Excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees that during the Employment Term he shall devote substantially all of his business time to the business and affairs of the Company and to the duties and responsibilities assigned to him hereunder. Executive shall travel to the Company’s facilities, including the wafer fab located in Yokneam, Israel, at a frequency as necessary to accomplish the above duties, but not less than once per calendar quarter. Notwithstanding the foregoing, the Executive may (i) with the written permission of the Company’s Chairman of the Board (which shall not be unreasonably withheld), serve on corporate boards of other entities, (ii) with the written permission of the Company’s Chairman of the Board (which shall not be unreasonably withheld), serve on civic or charitable boards or committees, (iii) manage personal investments, and (iv) deliver lectures and teach at educational institutions, in each case so long as such activities do not significantly interfere with the performance of the Executive’s duties and responsibilities hereunder.

2.3           Executive’s principal place of employment shall be at 7360 Windsor Drive, Allentown, Pennsylvania 18106, USA.

ARTICLE III

Compensation

3.1           Base Salary. The Company agrees to pay or cause to be paid to the Executive during the first year of the Employment Term a base salary at the rate of $205,000 per annum and thereafter at a rate mutually agreed to by Executive and the Board and which reflects Executive’s level of contribution to the Company or such larger amount as the Board may from time to time determine (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such rate of salary, or increased rate of salary, if any, as the case may be, shall be reviewed at least annually by the Board and may be further increased (but not decreased) in such amounts as the Board in its sole discretion may determine.

ARTICLE IV

Other Benefits

4.1           Long-Term Incentives; Other Perquisites.

(1)           The Executive shall be eligible to participate, on terms comparable to those applicable to other senior executives of the Company, in any long-term incentive compensation plans, including the Management Bonus Plan, maintained by the Company which provide opportunities to receive compensation in addition to annual base salary to senior executives of the Company.

(2)           Stock Options. On the Effective Date of this Agreement, Executive shall be granted a new stock option to purchase up to 750,000 shares of the Company’s Common Stock under the Company’s Stock Option Plan, at the current strike price being offered to other Company employees at the date of grant, and during the Executive’s employment under this Agreement such additional stock option grants as may be determined from time to time by the Board and/or the Compensation Committee thereof, if any.

(3)           Bonus Plan. On an annual basis and within forty-five (45) days of the beginning of each fiscal year, the Board and the Executive shall agree on a milestone-driven bonus plan (the “Bonus Plan”). This Bonus Plan shall be based on a set of mutually defined objectives. For the 2005 calendar year, the bonus will be set based on “organic” revenue growth as follows:

Revenue Target ($M)	Bonus Level ($K)
24-26	150
13-23	90
8-12	50

4.2           Executive Benefits. Subject to the terms of such plans, the Executive will be covered under all retirement, savings, health benefit and other employee benefit plans maintained from time to time by the Company for its senior executives. Executive shall have, as a minimum, (i) life insurance and accidental death and disability insurance equal to two (2) times his Base Salary in effect at such time; (ii) travel accident insurance of three (3) times his Base Salary with a $750,000 cap; (iii) short term disability insurance at 70% of his weekly salary with a $2,000 per week cap; and (iv) long term disability at 60% of his monthly salary with a $10,000 per month cap.

4.3           Vacation and Sick Leave. The Executive shall be entitled to annual paid vacation and other paid absences in accordance with the policies as periodically established by the Board for similarly situated executives of the Company, which shall in no event be less than four (4) weeks vacation, three (3) management personal days and ten (10) holidays in each calendar year and pro rata for part of a year. The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time. Executive may carry forward to the next year any unused portion (up to a maximum of 15 days) of Executive’s vacation.

4.4           Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other business expenses incurred by him in accordance with Company policy regarding travel, entertainment and business expenses in connection with the performance of the Executive’s duties under this Agreement during the Employment Term, such reimbursement to be made in accordance with the Company’s policy and practice relating to reimbursement of senior executives.

ARTICLE V

Termination of Employment

5.1           Termination for Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause. “Cause” shall exist for such termination if Executive (i) is adjudicated guilty of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed by a court of competent jurisdiction; (ii) commits any act of fraud or intentional misrepresentation; (iii) continues to willfully and deliberately fail or refuse to use Executive’s reasonable best efforts to perform Executive’s reasonable duties in compliance with this Agreement which failure or refusal is having a material adverse impact upon the business or assets of the Company or (iv) has materially breached any covenant set forth in the Agreement or willfully violated any direction of the Board, provided, however, that the Company shall not be deemed to have Cause pursuant to clauses (ii), (iii) or (iv) unless the Company gives the Executive written notice that the specified event or conduct has occurred and the Executive fails to cure the event or conduct within thirty (30) days after receipt of such notice (provided, that, such event or conduct is capable of being cured). Termination of the Executive for Cause shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company’s Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote), that the Executive failed to cure such conduct or event during the thirty-day period following the date on which the Company gave written notice of the conduct or event referred to in clause (ii), (iii) or (iv).

5.2           Termination Without Cause. The employment under this Employment Agreement may be terminated by a vote of not less than a majority of all of the directors on the Company’s Board. If Executive’s employment is so terminated without Cause, Executive shall, at Executives option, be able to take another assignment within the Company at terms comparable for such position and assuming such position exists within the Company. If such other internal position is not available or Executive so chooses to proceed with the termination of his employment, the Executive shall continue to receive his then current Base Salary otherwise payable pursuant to Section 3.1 as if his employment had continued for a period of six (6) months from the date of termination (“Payment Period”) and any annual bonus accrued in a prior year but unpaid as of the termination date plus any accrued portion of the current year’s bonus. In addition, at the Company’s expense, Executive shall continue to participate in all of the Company’s health plans and programs during the Payment Period as if he remained employed for such period, such benefits to be comparable in quality and location to those provided immediately prior to such termination. At the Executive’s option, his Base Salary and bonus (es) due during the Payment Period may be paid in a lump sum.

5.3           Resignation for Good Reason. Executive may terminate his employment hereunder for Good Reason, provided Executive shall have delivered a Notice of Resignation for Good Reason to the Corporation at least thirty (30) days prior to the effective date of termination, “Good Reason” shall mean the occurrence of one or more of the following circumstances:

1.             the dissolution or complete liquidation of the Company;

2.             the filing of a voluntary petition by the Company, or an involuntary petition against the Company, under Chapter 7 of the Bankruptcy Code;

3.             without the Executive’s express written consent, the Company’s assignment to the Executive of duties inconsistent with the Executive’s duties as defined in Section 2.2, any change in the Executive’s title as President and Chief Executive Officer as defined in Section 2.1 or any material reduction in Executive’s duties or responsibilities, except as may have occurred in connection with an acquisition or merger of the Company and the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason;

4.             the Executive’s involuntary relocation to a new principal work location not within a 25 mile radius of his former location;

5.             the failure of the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person, or entity acquiring substantially all of the Company’s assets; or

6.             any material breach by the Company of a material provision of this Agreement and Company fails to cure such material breach within thirty (30) days of notice of such breach from the Executive.

In the event of a resignation for Good Reason, Executive shall continue to receive his then current Base Salary otherwise payable under Section 3.1 as if his employment had continued for a period of six (6) months from the date of resignation for Good Reason (the “Payment Period”) and any annual bonus accrued in a prior year but unpaid as of the termination date plus any accrued portion of current’s year bonus. In addition, at the Company’s expense, Executive shall continue to participate in all of the Company’s health plans and programs during the Payment Period as if he had remained employed for such period, such benefits to be comparable in quality and location to those provided immediately prior to the resignation for good reason. At the Executive’s option, his Base Salary and bonus(es) due during the Payment Period may be paid in a lump sum.

5.4           Voluntary Resignation. Executive shall also have the right to resign voluntarily from Employment during the Employment Term by written notice to the Employer at least thirty (30) days prior to the effective date of his resignation. Executive shall have no claim for compensation or any other benefits from and after the effective date of his resignation.

5.5           Return of Company Property. Upon termination of or resignation from employment, Executive shall return to the Company all Company property in his possession.

5.6           Any other provision of this Agreement notwithstanding, no severance payment or benefit shall be paid to the Executive unless he (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

ARTICLE VI

PROPRIETARY INFORMATION OBLIGATIONS

6.1           Agreement. Executive has entered into the Company’s Confidential Information and Inventions Assignment Agreement as of August 6, 2004. The Executive agrees that the Confidential Information and Inventions Assignment Agreement constitutes a separate agreement independently supported by good and adequate consideration and, notwithstanding anything in the Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

ARTICLE VII

DISABILITY OR DEATH OF THE EXECUTIVE

7.1           Disability. If Executive is incapacitated or disabled by accident, sickness or physical or mental illness, and, as a result, is absent from his duties hereunder on a full-time basis for one hundred and eighty (180) consecutive days and, within thirty (30) days after written notice of the Company’s intention to terminate his employment is given, Executive shall not have returned to the performance of his duties on a full-time basis (“Disability”), the Company may, at its option, terminate the employment of Executive under this Agreement for Disability. In such case, the date of termination shall be thirty (30) days after notice of the Company’s intention to terminate Executive was given, provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period. Notwithstanding the Company’s right to terminate Executive’s employment at any time and for any reason, if Executive’s employment is terminated due to Disability, Executive shall be entitled to receive his full compensation for a period of six (6) months following the termination, which compensation shall, at Executive’s option, be paid in regular installments or in a lump sum. In addition, during the six (6) month period following termination of Executive’s employment and at the Company’s expense, Executive shall continue to participate in all of the Company’s health plans and programs during the Payment Period as if he remained employed for such period, such benefits to be comparable in quality and location to those provided immediately prior to such termination. Nothing herein shall limit Executive’s right to receive any payments to which he may be entitled under any disability or executive benefit plan of the Company or under any other disability or insurance policy or plan.

7.2           Death. If Executive should die during the term of this Agreement, this Agreement shall be deemed to have terminated as of the date of his death provided, however, that the cash compensation and benefits payable hereunder shall be paid to his estate or beneficiary for a period of twelve (12) months following his date of death.

ARTICLE VIII

EXECUTIVE’S STOCK OPTION AGREEMENT

8.1           All of Executive’s Stock Option Grants, including the May 2003 Option, shall have a three (3) year vesting schedule as follows: 1/3 of the Shares subject to the Option shall vest one (1) year from the Vesting Commencement Date and the remaining Shares subject to the Option shall vest at 1/12 per month during the second and third year, subject to the Executive’s continuing to be an employee on such dates.

8.2           If the Executives employment is terminated without Cause, the Executive has submitted his Resignation for Good Reason, or the Executive’s employment is terminated for Disability or Death, the Executives Stock Option Grants shall continue to vest in line with the corresponding severance period (as described in Article V and Article VII hereof, as applicable) and the Executive or in the event of the Executive’s Death, the Executive’s estate or a person or persons who acquire the right to the Option by bequest or inheritance, shall have the right to exercise the Stock Options within such period of time as specified in the Stock Option Agreement.

ARTICLE IX

TAXES

9.1           Taxes. Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law, The Executive or his Beneficiary, if applicable, shall be solely responsible for all taxes imposed on the Executive or his Beneficiary by reason of his receipt of any amounts of compensation or benefits payable to the Executive hereunder. Beneficiary means the person or trust designated in writing by the Executive to receive any payments due under this Agreement in the event of the Executive’s death and if no such person or trust is designated, the Executive’s estate.

9.2           Excise Tax Payments. In the event that the severance and other benefits provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and (ii) but for this Section 9.2, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits shall be payable either:

(a)           in full, or

(b)           as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under Article V. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9.2 shall be made in writing by independent public accountants agreed to by the Company and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9.2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.2. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.2.

ARTICLE X

MISCELLANEOUS

10.1         Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by the Executive and the Company, including any entitlement under Section 10.2, shall, at the instance of either the Executive or the Company, be submitted to arbitration in Pennsylvania in accordance with Pennsylvania law and the procedures of the American Arbitration Association (the “AAA”). The determination of the arbitrator(s) shall be conclusive and, subject to the provision for indemnification in Section 10.2, binding on the Company and the Executive and, subject to Section 10.9, judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.2         Fees, Expenses and Indemnification.

(a)           The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of (i) the Executive’s hearing before the AAA as contemplated in Section 10.1 of this Agreement or (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, provided the Executive substantially prevails in the proceeding.

(b)           The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney’s fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined that by a judicial decision which is not subject to appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of the insurance policies the Company shall maintain for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding or which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

10.3         Assignment, Succession. This Agreement shall be binding upon the Company and its successors and assigns and the Executive and his Beneficiary.

10.4         Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

10.5         Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

10.6         Notices. All notices and other communications required hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Erel N. Margalit

Chairman of the Board

CyOptics, Inc.

7360 Windsor Drive

Allentown, PA 18106

If to the Executive:

Ettore J. Coringrato, Jr.

Any party may from time to time designate a new address by notice given in accordance with this Paragraph. Notice and communications shall be effective when actually received by the addressee.

10.7         Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.8         Entire Agreement. This Agreement and the Exhibits attached hereto and made a part hereof form the entire agreement and supersedes any and all prior agreements (including the Prior Agreement), representations, understandings (whether oral or written or whether express or implied) between the parties hereto with respect to the subject matter contained in this Agreement.

10.9         Applicable Law. This Agreement and the rights and obligations of the  parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Pennsylvania, without giving effect to the conflicts of law principles thereof. Subject to the parties’ agreement to arbitrate disputes set forth in Section 10.1, the Executive and the Company hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Pennsylvania or the United States of America located in the State of Pennsylvania for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating hereto except in such courts), and further agree that service of any process, summons, notice or documents by United States registered mail to either party in accordance with Section 10.6 hereof shall be effective service or process for any action, suit or proceeding brought against the party in any such court and, absent any statue, rule or order to the contrary, that each party shall have thirty (30) days from actual receipt of any complaint to answer or otherwise plead with respect thereto. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suite or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Pennsylvania or the United States of America located in the State of Pennsylvania, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

By:	/s/ Erel N. Margalit
Erel N. Margalit
Chairman of the Board
CyOptics, Inc.

/s/ Ettore J. Coringrato
Ettore J. Coringrato, Jr.